LOAN AGREEMENT


This LOAN AGREEMENT ("Agreement"), effective November 1, 2000, is between GILMAN & CIOCIA, INC., a Delaware corporation with a principal place of business at 1311 Mamaroneck Avenue, White Plains, New York 10605(hereinafter referred to as "Borrower") and THE TRAVELERS INSURANCE COMPANY, a Connecticut corporation with its principal place of business at One Tower Square, Hartford, Connecticut 06183 (hereinafter referred to as "Travelers").

                                    RECITALS

WHEREAS,  Borrower and Travelers desire to enhance their business  relationship;
and

WHEREAS, Travelers desires to provide Borrower with additional working capital; and

WHEREAS, Borrower owns all the stock of Prime Capital Assets, Inc. (hereinafter referred to as "Prime Capital") and places its securities business (including the sale of certain variable insurance products) through Prime Capital and Prime Capital shall benefit from the receipt of the loan proceeds by its parent corporation; and

WHEREAS,  REDACTED

WHEREAS,  REDACTED

WHEREAS, Travelers is willing to make a loan to Borrower on the terms and conditions set forth in this Agreement (including, but not limited to the grant of a security interest from Borrower and the receipt of the personal guaranties from certain individuals who are shareholders and officers of Borrower) and in consideration of Borrower's execution and delivery of the warrant agreements of even date herewith to purchase its capital stock (the "Warrant Agreement"); and

WHEREAS, as a condition to the loan by Travelers, Borrower must obtain a line of credit from European American Bank (hereinafter referred to as "EAB") or a substituted lender as approved by Travelers, which approval will not be unreasonably withheld in the amount of at least Six Million Dollars ($6,000,000) and not to exceed Seven Million Dollars ($7,000,000) (the "EAB Financing").

NOW, THEREFORE, IN CONSIDERATION of the above recitals, the covenants and conditions herein contained, and other good and valuable consideration, the receipt of which is acknowledged, Borrower and Travelers agree as follows:

SECTION ONE: AMOUNT OF LOAN, OFFSET OF COMMISSIONS TO REPAY LOAN. Subject to the
             ----------------------------------------------------
terms and conditions contained herein, Travelers shall lend to Borrower the sum of $5,000,000.00 (FIVE MILLION DOLLARS) to be evidenced by execution of a promissory note which shall incorporate the terms and conditions of this Agreement by reference (the "Note"), a copy of which is attached hereto as Schedule A. The Note shall provide that interest only shall be payable through October 31, 2002, and that such interest payments shall be made annually, in arrears within ten (10) days of October 31, 2001 and October 31, 2002 or as soon as practicable after the appropriate interest rate for such annual period is determined in accordance with Section 3 hereof. Beginning November 30, 2002, Borrower shall pay the principal amount hereof in 35 equal monthly installments of $138,889 on the last day of each month up through and including September 30, 2005 and then shall make a final principal payment of $138,885.00 on October 31, 2005. Interest during the amortization period shall be payable annually in arrears within ten (10) days of each of October 31, 2003, October 31, 2004 and October 31, 2005, respectively (or as soon as practicable after the appropriate interest rate is determined in accordance with Section 3 hereof). Interest for each of the three interest payments due during the amortization period shall be based upon the average outstanding (daily) balance of the loan during the prior 12-month period. The loan shall be secured by all assets of the Borrower, (evidenced by a security agreement) and guaranties from Michael Ryan, Kathryn Travis, Thomas Povinelli and James Ciocia, each of whom are shareholders and officers of Borrower (hereinafter collectively referred to as "Guarantors"). Final payment of all outstanding principal and accrued but unpaid interest shall be payable on November 4, 2005, if not sooner paid.

Beginning November 1, 2003, Borrower may prepay the entire balance of its indebtedness under this loan agreement (and the Note). No partial prepayment is permissible; nor may Borrower prepay the indebtedness prior to November 1, 2003. Prepayment of principal and all accrued but unpaid interest under this agreement and the Note in accordance with the terms of this paragraph shall terminate this agreement; provided that such prepayment does not alter the terms of the Warrant Agreement.

SECTION TWO:  INTEREST.
              --------- An interest rate will be established for each annual period (from the date of the loan through October 31, 2001); November 1, 2001 through October 31, 2002; November 1, 2002 through October 31, 2003, November 1, 2003 through October 31, 2004 and November 1, 2004 through October 31, 2005, each an "Annual Period" at the end of each such Annual Period; provided that interest for the first Annual Period shall begin to accrue on the date the funds are advanced by Travelers to Borrower. The interest rate for each such Annual Period will be equal to the prime interest rate of Fleet Bank, N.A. as of the day immediately prior to the beginning of such Annual Period (the date hereof for the first Annual Period and each October 31 prior to the beginning of each subsequent Annual Period), plus two and one-quarter (2.25%) percent (the "Basic Rate"), minus the applicable adjustment percentage described in Section 3 herein (the "Adjustment Percentage"), if any.

Interest will be payable in arrears on October 31, the final day of each Annual Period (or as soon as practicable thereafter when the applicable Adjustment Percentage can be determined in accordance with Section 3 hereof). Interest shall be calculated on the average outstanding daily balance of the loan during the applicable Annual Period.

SECTION THREE:  REDACTED

SECTION FOUR:   REDACTED

SECTION FIVE:   REDACTED

SECTION SIX:    REDACTED

SECTION SEVEN:  REPRESENTATIONS,  WARRANTIES  AND  COVENANTS OF  BORROWER.  The
                 ----------------  ----------  ---  --------- --  --------
Borrower hereby represents and warrants to Travelers that:

          (a) Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, is licensed by the Insurance Commissioner of the State of New York to conduct insurance agency business, and has all requisite power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted, including, without limitation, such licenses, authorizations, consents and approvals necessary or appropriate to carry on its insurance business, except in each case to the extent the failure of such would not be reasonably likely to have a material adverse effect on Borrower.

          (b) The execution, delivery and performance by Borrower of this Agreement and each other document related to the loan, and Borrower's use of the proceeds hereunder, are within its powers, have been duly authorized by all necessary corporate action, do not contravene or violate (i) its certificate or articles of incorporation or by-laws, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any adverse claim on the Borrower's assets (except as created hereunder), except where such contravention or violation would not be reasonably likely to have a material adverse effect on Borrower. This agreement and each other document related to the loan has been duly authorized, executed and delivered by Borrower.

          (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body which has not been obtained or delivered is required for the due execution, delivery and performance by Borrower of this agreement or any document related to the loan, except where the absence of such authorization, approval, action, notice or filing would not be reasonably likely to have a material adverse effect on Borrower, Prime Capital or their Affiliates.

          (d) This agreement and each other document related to the loan constitute the legal, valid and binding obligations of Borrower against Borrower in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors' rights generally and by the effect of general principles of equity (whether considered in a suit at law or in equity).

          (e) There are no actions, suits or proceedings pending, or to the knowledge of Borrower threatened, against or affecting Borrower, Prime Capital or their Affiliates, or the property of Borrower, Prime Capital or any of their Affiliates, in any court, or before any arbitrator of any kind, or before or by any governmental body, which could reasonably be expected to have a material adverse effect on Borrower, Prime Capital or their Affiliates. None of Borrower, Prime Capital or their Affiliates is in default with respect to any order of any court, arbitrator or governmental authority.

          (f) All information heretofore furnished by the Borrower, Prime Capital or any of their Affiliates to Travelers for purposes of or in connection with this agreement or any transaction contemplated hereby is, and all such information hereafter furnished by Borrower, Prime Capital or any of their Affiliates to Travelers will be, true and accurate in every material respect, on the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

          (g) Borrower will preserve and maintain (i) its existence, rights, franchises, licenses (including, without limitation, its license from the State of New York Insurance Commissioner), authorizations, consents, approvals and privileges and qualify and remain qualified in good standing as a corporation in the jurisdiction of its formation, and (ii) in each other jurisdiction where any such failure would have a material adverse effect on Borrower, Prime Capital and their Affiliates, such licenses, authorizations, consents and approvals from any such jurisdiction necessary or appropriate to carry on its business.

          (h) Borrower will pay promptly when due all material taxes, assessments and governmental charges or levies imposed upon it or in respect of income or profits therefrom except that no such amount need be paid if (i) the charge or levy is being contested in good faith and by appropriate proceedings, and (ii) the obligation to pay such amount is adequately reserved against in accordance with and to the extent required by generally accepted accounting principles.

          (i) Borrower will not, and will not permit Prime Capital to, enter into any transaction with, or pay any management fees to, any of its Affiliates except in the ordinary course of business and then only upon terms that are no less favorable to Borrower or Prime Capital, as the case may be, than would be obtainable at the time in arms'-length transactions with unrelated third parties, provided that this Section 7(i) shall not apply to any transactions between Borrower and any wholly-owned subsidiary or to any management fees payable by Borrower to Prime Capital or any wholly-owned subsidiary.

          (j) Borrower, Prime Capital and their Affiliates are not subject to, or participating in, any agreement of guarantee or indemnification; and Borrower hereby covenants for itself and Prime Capital and their Affiliates, that none of them will become a party to any such guarantee or indemnification agreement during the term of this agreement without the prior written consent of Travelers.

          (k) Borrower will maintain good title to its assets, free and clear of all liens, claims and encumbrances except for the liens and security interests contemplated hereby, and such assets shall be held separate and apart from all other assets of the Company.

          (l) Borrower will not change its name, identity, jurisdiction or organization or corporate structure (within the meaning of Section 9-402(7) of any applicable enactment of the UCC as in effect on the date hereof) or relocate its chief executive office or any office where Records are kept unless it shall have: (i) given the Travelers at least forty-five (45) days prior notice thereof and (ii) delivered to the Travelers all duly executed financing statements, instruments and other documents requested by the Travelers in connection with such change or relocation.

          (m) Beginning with the calendar quarter ending December 31, 2000, Borrower will not permit the amount of its indebtedness for money borrowed to exceed the respective "Debt to Equity Ratio" specified below for each Annual Period.

        Annual Period                                   Debt to Equity Ratio

        December 31, 2000 through  October 31, 2001             .6 to 1.0
        November 1, 2001  through  October 31, 2002             .8 to 1.0
        November 1, 2002  through  October 31, 2003             1.0 to 1.0
        November 1, 2003  through  October 31, 2004             1.0 to 1.0
        November 1, 2004  through October 31, 2005              1.0 to 1.0

For purposes of this agreement, the "Debt to Equity Ratio" shall be the ratio of Borrower's indebtedness for money borrowed to Borrower's total stockholders' equity. In addition, the term "indebtedness for money borrowed" shall include, but not be limited to, the principal amount of all indebtedness, current or funded, secured or unsecured, incurred in connection with any borrowings of Borrower (including the sale of debt securities); all debt created or arising under any conditional sale or other title retention agreement with respect to any property acquired by Borrower; all debt issued, incurred or assumed in respect of the purchase price of property; all obligations evidenced by a note bond, debenture or similar instrument; the present value of all obligations under a capital lease; all assurances, guarantees or indemnifications related to the indebtedness of another party; the maximum potential amounts owed under a letter of credit; and the total amount of any lines of credit.

          (n) If Borrower receives an offer from any third party to purchase more than 25% of its assets or 10% of its outstanding stock, or any expression of interest or intent from any third party to make such purchase of its stock or assets during the term of this agreement, Borrower shall notify Travelers of such offer or expression of interest or intent as soon as practicable, and in any event within than two business days from such offer or expression of interest or intent.


SECTION  EIGHT:  FINANCIAL  ARRANGEMENTS  WITH EAB;  OTHER  LIENS ON  BORROWER'S
                 ---------------------------------------------------------------
PROPERTY.
---------Borrower represents and warrants to Travelers that, except as to the existing security interest granted to European American Bank (hereinafter referred to as "EAB") to secure a line of credit of up to $7,000,000 and except as permitted by Travelers by inclusion in Schedule B hereto, Borrower agrees not to sell, pledge, assign, encumber, grant, create or permit the creation or continuance of any lien or encumbrance on the collateral as security hereunder. Any action to the contrary shall constitute a material breach of this agreement. Borrower represents that none of the collateral is currently pledged or encumbered except to EAB and as indicated on Schedule B hereto, and Borrower further agrees that in the event of any increase in the line of credit with EAB, the security interest granted to EAB in connection with amounts borrowed in excess of $7,000,000 shall be subordinate to Travelers' lien under this agreement and the Note; and that any future debt incurred by Borrower will not exceed the limits prescribed in Section 7(m).

Borrower will provide complete disclosure concerning the terms and conditions of the financing agreement that it has represented that it is entering into with EAB. The parties to this agreement understand that the completion of this agreement is contingent on the acceptability to Travelers of any proposed subordination or inter-creditor agreement among EAB, Travelers and Borrower.

SECTION  NINE:  EVENTS OF DEFAULT.
                ------------------Upon the occurrence of any of the following events ("Events of Default"), and notwithstanding Travelers previous knowledge thereof, the principal unpaid balance of the Note, together with interest thereon, shall, except as provided in subsections (h) and (i) hereunder, immediately become due and payable without notice, presentment, demand, protest, or notice of protest of any kind, all of which are expressly waived by Borrower:

          a. Any default by Borrower in the payment, when due, of any part of the principal of or interest on the Note, or any other indebtedness for borrowed money has not been paid within thirty
               (30) days after it has become due;

          b. Any warranty or representation by Borrower or Prime Capital contained in this agreement or in any instrument furnished in compliance with this agreement is false or incorrect in any material respect and such default and or lack of observance remains uncured for thirty (30) days of written notice of such failure is given by Travelers to Borrower;

          c. Borrower or Prime Capital, without prior written consent of Travelers, defaults in the performance or observance of any of the agreements furnished in connection with the loan transaction contemplated hereby (and such default is not cured within the applicable cure period under such agreement, if any) or fails to comply with any provision of this agreement;

          d. Borrower or Prime Capital shall dissolve or terminate existence, or merge or consolidate or enter into a transaction involving the transfer of more than twenty-five (25%) percent of its assets, after notice from the appropriate regulatory body, fails to comply with any applicable law or regulation within a reasonable period of time, it being agreed that nothing shall prevent Borrower from contesting, in good faith, the applicability or legality of any such law or regulation;

          e. Borrower or Prime Capital shall make a general assignment for the benefit of creditors or file a petition in voluntary bankruptcy or a petition or answer seeking reorganization of Borrower or Prime Capital or a readjustment of its indebtedness under the federal Bankruptcy Law, or consent to the appointment of a receiver or trustee of its properties;

          f. Borrower or Prime Capital shall be adjudged bankrupt or insolvent, or a petition or proceedings for bankruptcy or for reorganization shall be filed against it and it shall admit the material allegations, or an order, judgment, or decree shall be made approving such a petition, and such order, judgment, or decree shall not be vacated or stayed within thirty (30) days of its entry, or a receiver or trustee shall be appointed for Borrower or Prime Capital or its properties or any part thereof and remain in possession for thirty (30) days;

          g. Any default in any material agreement that Borrower has with Affiliates or non-affiliates (including, but not limited to, the line of credit from EAB), that is not cured within the time allowed under the terms of such agreement (or if such agreement does not define a cure period, then the cure period for purposes of this agreement shall be sixty (60) days). For purposes of this subsection, the term "material agreement" means an agreement the premature cancellation of which or default under would have a material adverse effect on the business, results of operations or the financial condition of Borrower;

          h.   REDACTED

          i.   REDACTED

          j. The failure by Borrower or Prime Capital to maintain applicable insurance and securities licensing and appointment necessary to sell Travelers annuity and life products.

          k. Any default by any Guarantor in the payment of any amount due to Travelers under any loan, advance or other agreement or any other obligation, which remains uncured for thirty (30) days after it has become due.

SECTION TEN:  CONDITIONS FOR LOAN.
              -------------------- The advance of the loan proceeds by Travelers is subject to the following conditions precedent.

          (a)  The closing by Borrower of the EAB Financing;

          (b)  The  delivery  of  the  following   instruments,   documents  and
               agreements, all in form and substance acceptable to Travelers:

                (i) The Note executed by Borrower,
                (ii) Security Agreement from Borrower,
                (iii) Applicable financing statements,
                (iv) Release of Merrill Lynch security agreement,
                (v) Personal Guarantees from:
                                    Michael Ryan
                                    Kathryn Travis
                                    Thomas Povenelli
                                    James Ciocia,
                (vi)     Inter-creditor Agreement (EAB),
                (vii)    Warrant Agreements (2), and
                (viii)   Registration Rights Agreement;

          (c) All representations, warranties and covenants of Borrower contained herein are true as of the day of the advance and Travelers shall have received a certificate of the President or Chief Financial Officer to that effect; and

          (d) There have been no material adverse changes with regard to (i) the business, results of operations or financial condition of Borrower or Prime Capital, (ii) the ability of Borrower to perform its obligations under this agreement, or (iii) the legality, validity of enforceability of this agreement or any of the documents listed in subsection (b) of this Section 10 from the date hereof to the day of the advance.

          (e)  In the event that all of the  conditions set forth in subsections
               (a) - (d) of this Section 10 are not satisfied by December 31, 2000, this agreement shall terminate and Travelers shall be under no obligation to make any loan or any other advance to Borrower.

SECTION ELEVEN:  TAXES ON LOAN.
                 -------------- Borrower agrees to pay any and all tax or taxes directly assessed on account of this loan or any loan or advance made under this agreement.

SECTION   TWELVE:   NOTICES  TO  PARTIES.
                    ---------------------   All   notices,   demands  and  other
communications under this agreement shall be in writing and shall be deemed to have been duly given: (i) on the date of service if served personally on the party to whom notice is to be given; (ii) on the day of transmission if sent via facsimile to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission; (iii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (v) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

         If to Travelers:

                  Mr. Warren May
                  Senior Vice President
                  The Travelers Insurance Company
                  One Tower Square - 2 MN
                  Hartford, Connecticut 06183
                  Telecopy Number:  (860) 954-5706

         With a copy to:

                  Mr. Glenn Lammey
                  Chief Financial Officer and Senior Vice President The Travelers Insurance Company
                  One Tower Square - 6 MS
                  Hartford, Connecticut 06183
                  Telecopy Number:  (860) 277-0646

         If to Borrower:

                  Mr. David Puyear
                  Gilman & Ciocia
                  1311 Mamoroneck Avenue
                  White Plains, New York 10604
                  Telecopy Number:  (914) 997-5091

         With a copy to:

                  Mr. Michael Ryan
                  Prime Financial
                  11 Raymond Avenue
                  Poughkeepsie, New York 12603
                  Telecopy Number:  (845) 485-3300

SECTION  THIRTEEN:  PROTECTION OF TRAVELERS  RIGHTS.
                    --------------------------------  No delay or failure on the part of Travelers in exercising any right, power, or privilege under the terms of this agreement shall affect such right, power, or privilege; nor shall any single or partial exercise preclude any further exercise, or the exercise of any other right, power, or privilege.

SECTION FOURTEEN:  SECURITY.
                   --------- As security for payment of the Note and any future loans or advances made (at its sole option) by Travelers, Borrower shall assign, transfer, grant and pledge to Travelers a security interest in all property, tangible and intangible, now existing or hereafter acquired. In addition, the Guarantors shall each give personal guarantees on a joint and several basis.

SECTION FIFTEEN:  PREEMPTIVE RIGHTS.
                  ------------------ During the continuation of this agreement, Borrower shall provide Travelers with a written notice of any public or private offering by Borrower of shares of common stock of Borrower or any other equity interests in Borrower being offered. Such notice shall specify the material terms of such proposed offering and shall offer to Travelers the right to purchase the entire offering of common stock or other equity interest of Borrower at the price(s) contained in such offering. Travelers may exercise the preemptive rights set forth herein in whole or in any part by written notice delivered to Borrower within ten (10) business days following the mailing of the written notice by Borrower as required hereinabove.

SECTION SIXTEEN:  ATTORNEY FEES ON DEFAULT.
                  ------------------------- In the event Borrower shall default in any of its obligations under this agreement or the Note and, in the sole opinion of Travelers, it becomes necessary or proper to employ an attorney to enforce collection of the indebtedness owed by Borrower or to enforce compliance by Borrower or Prime Capital with any of the provisions herein contained, Borrower agrees to pay reasonable attorney fees and all other costs that may reasonably be incurred.

SECTION SEVENTEEN:  GOVERNING LAW; COPIES.
                    ---------------------- This agreement shall be construed in accordance with and governed by the laws of the State of New York, and may be executed in several counterparts, each of which shall be an original and all collectively shall constitute but one instrument. With respect to any suits, actions or proceedings arising out of or relating to this Agreement, Borrower and Travelers each irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any state court or federal court in Connecticut.

SECTION  EIGHTEEN:  ASSIGNMENT  OF RIGHTS.
                    ---------------------- The rights of each party under this Agreement are personal to that party and may not be assigned or transferred to any other person, firm, corporation, or other entity without the prior, express, and written consent of the other party.

SECTION NINETEEN: ENTIRE AGREEMENT.
                  ----------------- This Agreement, together with the Note, the security agreement, the guaranty agreements referenced in Section 13 hereof, and the Warrant Agreement constitutes the entire agreement between the parties relating to the matters contained herein and supersedes all previous communications, representations or agreements, either oral or written with respect to the subject matter herein. Any modification to this Agreement must be in writing and signed by authorized officers of both parties.

SECTION  TWENTY:  PARAGRAPH  HEADINGS.
                  -------------------- The titles to the paragraphs of this Agreement are solely for the convenience of the parties and shall not be used to explain, modify, simplify, or aid in the interpretation of the provisions of this Agreement.

SECTION  TWENTY-ONE:   DISCLOSURE  OF  TERMS  OF  AGREEMENT.
                       -------------------------------------  The  parties  will
participate jointly in the drafting and communication of the existence and terms of this agreement. No press release or other disclosure will be made without the consent of Borrower and Travelers.

SECTION TWENTY-TWO:  SEVERABILITY.
                     ------------- In the event that any part of this agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this agreement shall remain in full force and effect.

          In witness whereof, each party has caused Agreement to be executed on its behalf by a duly authorized person on this 31st day of October, 2000.

                                     GILMAN & CIOCIA, INC.


   /s/ Jennifer Zacharczyk              By:   /s/ David D. Puyear
--------------------------------             -----------------------------------
                                        Title:Chief Financial Officer
                                             -----------------------------------
                                        Date: October 31, 2000
                                             -----------------------------------


                                     THE TRAVELERS INSURANCE COMPANY


   /s/ Richard P. Rubin                 By:   /s/ David A. Golino
--------------------------------             -----------------------------------
                                        Title: Vice President and Controller
                                             -----------------------------------
                                        Date:  November 1, 2000
                                             -----------------------------------